Exhibit 99.2

The following is an excerpt from the script for WebMD’s Second Quarter 2014 financial results conference call held on Tuesday, August 5, 2014, at 4:45 P.M. Eastern Time.

Marty Wygod – WebMD Health Corp. – Chairman of the Board

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Over the last two years, through stock repurchases, we have reduced our shares outstanding from 57 to 39 million so that our shareholders would be well positioned for future growth. If you include share buybacks made at WebMD’s predecessor company HLTH, which merged into WebMD, on a basis adjusted to reflect the merger exchange ratio, we returned $4.5 billion to shareholders, repurchasing approximately 172 million shares in the process.

Today, we announced that we intend to repurchase 2,000,000 shares of our common stock through a tender offer, which represents approximately 5% of our currently outstanding shares. The Board believes that purchasing in our shares at this time is a prudent use of funds and that our current financial resources will allow us to fund future capital requirements. In addition, the offer provides us the opportunity to return capital to those shareholders who elect to participate. Some executive officers and directors have indicated that they may participate in the offer. I expect their participation will be limited to a minority portion of their overall holdings, and for some of them, it represents the first sales in more than three years. All details related to the tender offer will be set forth in our Offer to Purchase to be filed with the SEC. We expect to commence the offer promptly after the filing of our second quarter Form 10-Q.

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF WEBMD HEALTH CORP. COMMON STOCK. THE TENDER OFFER FOR SHARES OF WEBMD HEALTH CORP. COMMON STOCK DESCRIBED IN THIS COMMUNICATION HAS NOT YET COMMENCED. THE TENDER OFFER WILL BE MADE ONLY PURSUANT TO AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT WEBMD INTENDS TO DISTRIBUTE TO ITS STOCKHOLDERS AND FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS WILL BE ABLE TO OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT WEBMD INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING THE INFORMATION AGENT (TO BE IDENTIFIED AT THE TIME THE OFFER IS MADE) FOR THE TENDER OFFER. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

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